                                                                  Exhibit 99-1

                         LEXINGTON PRECISION CORPORATION
                                767 Third Avenue
                            New York, New York 10017

FOR IMMEDIATE RELEASE
---------------------

LEXINGTON PRECISION AMENDS CREDIT FACILITY

NEW YORK, March 11, 1997 -- Lexington Precision Corporation announced that, effective today, it had amended its credit facility with Congress Financial Corporation to increase the aggregate facility from $40,000,000 to $50,000,000 and to reduce the interest rates payable under the facility from prime plus 1% or LIBOR plus 3.25% to prime plus 0.25% or LIBOR plus 2.75%. The credit facility consists of term loans, a revolving line of credit and an equipment line of credit. Loans and letters of credit outstanding under the credit facility currently total $36,627,000.

Today's amendment of the credit facility extended the maturity date of the revolving line of credit from January 2, 1998, to April 1, 2000. Proceeds from new term loans, in the aggregate amount of $25,289,000, refinanced $4,840,000 of borrowings under the revolving line of credit, $15,921,000 of term loans outstanding with Congress Financial and $4,528,000 of term loans outstanding with other lenders. The new term loans are payable in equal monthly installments through March 1, 2004, although the maturity date of the term loans can be accelerated by Congress Financial if the Company's revolving line of credit is not renewed by April 1, 2000.

The amended equipment line of credit provides for up to $3,500,000 of additional term loans for future purchases of equipment. Advances under the revolving line of credit and the equipment line of credit are subject to availability formulas set by Congress Financial.

Lexington Precision Corporation manufactures high-quality rubber and metal component parts.

Contact:  Warren Delano
            (212) 319-4657




                                Page 5 of 5 Pages